UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 7, 2006

(Date of Report)

November 3, 2006

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 3, 2006, the Company completed its previously announced sale of approximately 4.2 million acres of forestlands located across the southern U.S. and Michigan to an investor group led by Resource Management Service, LLC. The purchase price is approximately $4.96 billion, approximately $1.04 billion was paid in cash and $3.92 billion in promissory notes. On November 3, 2006, the Company issued a press release announcing the completion of this sale. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

On October 30, 2006, the Company completed its previously announced sale of approximately 900,000 acres of forestlands in Louisiana, Texas and Arkansas to an investor group led by TimberStar, a subsidiary of iStar Financial Inc. The purchase price for this transaction was approximately $1.13 billion, approximately $330 million was paid in cash and $800 million in promissory notes. On October 30, 2006, the Company issued a press release announcing the completion of this sale. The press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Proceeds from these two forestland transactions total approximately $6.1 billion in cash and notes, and will result in an estimated special fourth-quarter pre-tax gain in excess of $4 billion.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1:	Press release issued by International Paper Company, dated November 3, 2006.

Exhibit 99.2:	Press release issued by International Paper Company, dated October 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Maura Abeln Smith
Name:	Maura Abeln Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: November 7, 2006

Exhibit Index

Exhibit 99.1:	Press release issued by International Paper Company, dated November 3, 2006.

Exhibit 99.2:	Press release issued by International Paper Company, dated October 30, 2006.